As filed with the Securities and Exchange Commission on December 5, 2011

Registration No. 333-128158

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 3

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VALASSIS COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	38-2760940
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number.)

19975 Victor Parkway

Livonia, Michigan 48152

(734) 591-3000

(Address of Principal Executive Offices, including Zip Code and Telephone Number)

VALASSIS COMMUNICATIONS, INC. 2005 EXECUTIVE RESTRICTED STOCK PLAN

VALASSIS COMMUNICATIONS, INC. 2005 EMPLOYEE AND DIRECTOR RESTRICTED STOCK

AWARD PLAN

VALASSIS COMMUNICATIONS, INC. BROAD-BASED INCENTIVE PLAN

(Full Title of the Plan)

Todd L. Wiseley, Esq.

Valassis Communications, Inc.

19975 Victor Parkway

Livonia, Michigan 48152

(734) 591-3000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Amy S. Leder, Esq.

McDermott Will & Emery LLP

340 Madison Avenue

New York, New York 10173

(212) 547-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

EXPLANATORY NOTE

Valassis Communications, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 3 to Form S-8 Registration Statement to deregister certain shares of the Registrant’s common stock, par value $.01 per share (the “Common Stock”), originally registered by the Registrant pursuant to its Registration Statement on Form S-8 (Commission File No. 333-128158 and referred to herein as the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) on September 7, 2005 to be offered and sold pursuant to the Valassis Communications, Inc. Broad-Based Incentive Plan (the “Prior Plan”). A total of 650,000 shares of Common Stock were initially registered for issuance under the Prior Plan pursuant to the Registration Statement.

On April 24, 2008, the Registrant’s shareholders approved the Valassis Communications, Inc. 2008 Omnibus Incentive Compensation Plan (the “2008 Plan”), which replaced the Prior Plan as of the date of approval. Following the approval of the 2008 Plan, no future awards may be made under the Prior Plan. Pursuant to the 2008 Plan, any shares of Common Stock subject to an outstanding award under the Prior Plan that is canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the grantee are made available for awards under the 2008 Plan. Accordingly, an aggregate of 129,683 additional shares (the “Additional Carried Forward Shares”) have been included in the shares reserved for issuance under the 2008 Plan as a result of the cancellation, expiration, forfeiture, settlement in cash or other termination of previously made awards under the Prior Plan during the period between December 14, 2010 and December 4, 2011. The Additional Carried Forward Shares were registered under the Registration Statement and are hereby deregistered. The Registration Statement, as amended by Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2 filed with the Commission on June 30, 2008 and December 14, 2010, respectively, otherwise remains in effect as to the shares of Common Stock remaining available for offer and sale pursuant thereto.

Contemporaneously with the filing of this Post-Effective Amendment No. 3 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the Additional Carried Forward Shares for issuance pursuant to the 2008 Plan.

To the extent any additional shares of Common Stock that remain subject to outstanding awards under the Prior Plan otherwise would have been returned to the Prior Plan after December 4, 2011 on account of the cancellation, expiration, forfeiture, settlement in cash or other termination without a delivery of shares of such outstanding awards, those shares of Common Stock instead will be included in the reserve of shares of Common Stock for issuance under the 2008 Plan. Accordingly, the Registrant may periodically file additional post-effective amendment(s) to the Registration Statement and additional Registration Statement(s) on Form S-8 in order to carry forward such shares of Common Stock from the Prior Plan to the 2008 Plan for issuance thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 3 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on the 5th day of December, 2011.

VALASSIS COMMUNICATIONS, INC.

By:	/s/Alan F. Schultz
Alan F. Schultz
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 3 to Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Joseph B. Anderson, Jr.	Director	December 5, 2011
Joseph B. Anderson, Jr.

*	Director	December 5, 2011
Patrick F. Brennan

*	Director	December 5, 2011
Kenneth V. Darish

*	Director	December 5, 2011
Walter H. Ku

/s/ Robert A. Mason	Director	December 5, 2011
Robert A. Mason

/s/ Robert L. Recchia	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	December 5, 2011
Robert L. Recchia

/s/ Thomas J. Reddin	Director	December 5, 2011
Thomas J. Reddin

/s/ Alan F. Schultz	President, Chief Executive Officer and Director (Principal Executive Officer)	December 5, 2011
Alan F. Schultz

/s/ Wallace S. Snyder	Director	December 5, 2011
Wallace S. Snyder

*	Director	December 5, 2011
Faith Whittlesey

*By: /s/ Alan F. Schultz

     Alan F. Schultz

    Attorney-in-fact

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